Exhibit 3.7

                 UNIVERSAL BROADBAND COMMUNICATIONS, INC.





                           BOARD OF DIRECTORS

                     BOARD GOVERNANCE AND GUIDELINES









                            December 1, 2001

                            TABLE OF CONTENTS




I.   Board of Directors Governance Guidelines


II.  Board of Directors - Primary Role


III. Chairman and CEO - Primary Role


IV.  Board Governance - Operating Policies


V.   Committees of the Board Charters

               1. Audit
               2. Compensation
               3. Finance
               4. Nominating and Governance
               5. Executive Committee


VI.  New Director Orientation

               1. Orientation
               2. Extending Invitation to Join


VII. Sample Invitation to New Directors


VIII. Expectations of a Committed Board Member

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                           BOARD OF DIRECTORS

                     I. BOARD GOVERNANCE GUIDELINES



A.   BOARD SIZE/MAKEUP:

     A Board of five to seven Directors is considered our target. This number will be flexible dependant upon growth and size of the company, but will be based upon circumstances and our By-Laws. The Board will seek to be made up of diversified individuals who represent a cross-section of experience and skills. Emphasis will be placed on those with Chief Executive Officer (CEO), Chief Financial Officer (CFO), and General Counsel experience. Software industry experience, technical knowledge, SEC/public company policies and procedures background and merger and acquisition experience should be represented on the Board. No member of company management, except the CEO and CFO and General Counsel will serve on the Board.


B.   BOARD COMMITTEES:

     The Board committees will consist of the following:  Audit
     Committee, Compensation Committee, Finance Committee, Nominating and Governance Committee, and Executive Committee.


C.   COMMITTEE ASSIGNMENTS:

     Board committee assignments will be reviewed annually by the Nominating and Governance Committee. The Chairman/CEO shall serve on the Compensation Committee, and the Executive Committee.


D.   BOARD RETIREMENT/RESIGNATION:

     Board members are expected to submit their resignation in the event their affiliation or position of principal employment changes substantially and/or physical/mental health issues alter their ability to serve on the Board.


E.   SELECTION OF DIRECTOR CANDIDATES:

     The Chairman/CEO maintains and reviews lists of potential candidates. The Nominating and Governance Committee reviews candidates for election as Directors, and the Board reviews the new Director candidates. By statute, shareholders are required to meet annually, for the purpose of election and ratification of Directors.

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F.   FORMER CHAIRMAN/CEO STATUS:

     A former CEO of Universal Broadband Communications, Inc. (UBC) will be encouraged to serve as a Director after leaving the CEO position, if the company's founder and the Board finds that it is in the best interests of the company to have the continued guidance and input from its founder and leader in the telecommunications industry.


G.   BOARD EVALUATION:

     The Nominating and Governance Committee will conduct a formal Board evaluation process, on an annual basis. Results of the survey will be presented in writing to the Board.


H.   CHAIRMAN/CEO EVALUATION:

     An annual evaluation of the CEO will be conducted by the Compensation and Governance Committee and Executive Committee. The evaluation results will be presented in writing to the Board, for full discussion.


I.   CHAIRMAN/CEO COMPENSATION:

     The Compensation Committee of the Board is responsible for approving all compensation plans for the Board of Directors, as well as approving the compensation of the CEO.


J.   MANAGEMENT SUCCESSION:

     The Chairman/CEO will annually present to the Board, in an Executive Session, an evaluation of the organizational strength of UBC, including the top management team, with provisions for succession. The Board is annually assured that management organizational strength exists, and succession is properly provided.



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                           BOARD OF DIRECTORS

                        II. PRIMARY ROLE OF BOARD




Broadly stated, the primary role of the Board is to promote the best interests of the Corporation and its shareholders in overseeing the management of the Corporation's business and affairs.

Basic duties and responsibilities of the Board include:

          a.   Oversee selection and performance of CEO.

          b. Oversee strategic direction of the Corporation; review and approve long-range goals.

          c. Evaluate performance of the Corporation and its senior management by monitoring operations and financial results.

          d. Ensure ethical behavior in corporate conduct, including compliance with applicable laws and maintenance of financial and other controls.

          e.   Ensure CEO and senior officer management succession.


          f. Evaluate the overall effectiveness of the Board as a whole, including its structure, governing principles, composition, agenda, process and schedule.

          g. Approve changes in By-laws, review proposals and approve resolutions on corporate matters, and submit agenda items at the annual shareholders' meetings.

          h.   Appoint and oversee Board Committee functions.

          i. Evaluate the Corporation's responsibility and responsiveness to those who may have a fiduciary relationship to UBC, including shareholders, employees, customers, suppliers and local communities.



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                           BOARD OF DIRECTORS

                  III. PRIMARY ROLE OF CHAIRMAN AND CEO




The primary role of the Chairman/Chief Executive Officer is to provide leadership to the Board and to the company and to facilitate interaction between the Board and management.

Basic duties and responsibilities of the Chairman/CEO include:

          a. Lead the Corporation with a communicated vision and establish a strategic direction for the Corporation.

          b. Promote ethical conduct of all Directors, officers and employees.

          c.   Ensure that the Board discharges its duties.

          d. Represent the Corporation as chief spokesperson to all stakeholders, including shareholders, customers, local communities, governments, suppliers and employees.

          e. Conceive of Board agendas and schedules Board meetings; work with Committee chairmen.

          f. Ensure proper flow of information to the Board and oversee the preparation of external materials for stockholders.

          g.   Provide guidance on Director conduct and contribution.

          h.   Act as liaison between the Board and senior management.

          i.   Establish and work to achieve performance objectives.



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                           BOARD OF DIRECTORS

                 IV. BOARD GOVERNANCE OPERATING POLICIES




A.   BOARD COMPOSITION:

     The Board presently has five members, two of whom are outside Directors. From a management perspective, the maximum size of the Board should not exceed seven Directors. However, the Board would be willing to consider a larger size if it is necessary to accommodate the availability of outstanding candidates and to adjust to expanding needs of the company .

     The Board believes that as a matter of policy, the Board should continue to be comprised of a majority of independent Directors. The independence of outside Directors is reviewed annually by the Nominating and Governance Committee. In addition, the Board will review and approve circumstances wherein a Director draws, directly or indirectly, consulting, legal or other fees from the company.

     The Board is willing to have members of management, in addition to the CEO, as Directors. However, the Board believes that management should encourage senior managers to understand that Board membership is not necessary, nor a prerequisite, to any higher management position in the company. Managers other than the CEO may attend Board meetings if approved by a Board majority.

     On matters of corporate governance, the Board assumes decisions will be made by the outside Directors.


B.   SELECTION OF CHAIRMAN AND CEO:

     The Board will be free to make this choice any way that seems best to assure the success of the company so as to provide appropriate leadership at a given point in time. Therefore, the Board does not have a policy, one way or the other, on whether or not the role of the Chief Executive and Chairman should be separate and, if it is to be separate, whether the Chairman should be selected from the non-employee Directors or be an employee.

C.   DIRECTOR LEADERSHIP

     From time to time it may be necessary or desirable to conduct meetings of outside Directors. It is the policy of the Board that either the outside Director serving as Chairman of the Compensation Committee or the outside Director serving as Chairman of the Finance Committee at the time of such meetings will assume the responsibility of chairing such meetings, based upon the nature of the matter to be considered.

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D.   EXECUTIVE SESSIONS OF OUTSIDE DIRECTORS:

     If it is necessary, the Board will have the opportunity to meet in an executive session at each regularly scheduled Board meeting. The agenda of the executive sessions will be established by the CEO and the Executive Committee on each occasion.

     In addition, the outside Directors of the Board will have the opportunity to meet in an executive session at any time upon request. If the Board or any committee meets in a session of outside Directors only, the lead Director or chairman of the committee is required to meet with the CEO to relate the matters discussed. Annually, the outside Directors will meet in executive session to review the performance of the CEO, and said evaluation will be reported in writing to the full Board.


E.   SELECTION OF AGENDA ITEMS FOR BOARD MEETINGS:

     The Chairman of the Board and the CEO (if the Chairman is not the CEO) will establish the agenda for each Board meeting. Each Board member is free to suggest the inclusion of items on the agenda.


F.   COMMITTEES:

     The current committee structure of the company seems appropriate.
     The current five Board committees are as follows:   Audit,
     Compensation, Finance, Nominating and Governance, and Executive. Each committee chairman, in consultation with committee members, will determine the frequency and length of the meetings of the committee. The chairman of the committee, in consultation with the appropriate members of management and staff, will approve the
     committee's agenda.   Each committee should confer together, at
     least one time, in between Board Meetings, as well submit their Minutes in writing to the full Board.

     In addition, the Chairman may appoint ad hoc special purpose committees as and when the need arises.

G.   ASSIGNMENT AND ROTATION OF COMMITTEE MEMBERS:

     The Chairman of the Board and the CEO (if the Chairman is not the CEO), with consideration of the desires of individual Board members, will be responsible for recommending Board member committee assignments to the Nominating and Governance Committee which will review and recommend assignments to the Board for approval.

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     It is the sense of the Board that consideration should be given to changing committee members as well as committee chair periodically, but the Board does not feel that such a change should be mandated as a policy since there may be reasons at a given point in time to maintain an individual Director's committee membership.


H.   BOARD MATERIAL TO BE DISTRIBUTED IN ADVANCE:

     To conduct new business and/or evaluate proposals, information and data that is important to the Board's understanding of the Agenda item, should be distributed in writing, with suggested resolutions, prior to the Board meeting. The management will make every attempt to see that these materials are as brief as possible while still providing the desired information.


I.   REGULAR ATTENDANCE OF NON-DIRECTORS AT BOARD MEETINGS:

     UBC encourages regular attendance of Directors at each Board meeting. Non-Board members, who hold senior management positions, are expected to attend to render reports to the full Board upon the request of the CEO. The CEO maintains the option to add additional attendees on a regular basis, as needed.


J.   BOARD ACCESS TO SENIOR MANAGEMENT:

     Board members have complete access to UBC management. It is assumed that Board members will use judgment to be sure that this contact is not distracting to the business operations of the company and that such contact, first be made in writing, and copied to the Chief Executive and the Chairman Board, prior to initial contact. Furthermore, the Board encourages senior management to, from time to time, bring other managers into Board meetings who: (a) can provide additional insight into items under discussion due to personal and/or professional involvement in such areas, or (b) represent managers with future potential that the senior management believes should be given exposure to the Board.


K.   BOARD COMPENSATION REVIEW:

     It is appropriate for the Department supervisors of the company to report once a year to the Compensation Committee on the status of UBC Board compensation in relation to other similar and reasonably comparable United States companies. Changes in Board compensation, if any, should come at the suggestion of the Executive Committee, but with full discussion and concurrence by the Board. Particular attention will be paid to structuring Board compensation in a manner aligned with shareholder interests.

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L.   SELECTION OF NEW DIRECTOR CANDIDATES:

     The Board may consider that shareholders, on an annual basis, officially elect the Board of Directors, pursuant to the By-Laws of UBC, the Board is responsible for establishing a procedure for selecting possible candidates for the Board. The Board has given the responsibility of the screening process to the Nominating and Governance Committee; that Committee will confer with the Chairman of the Board as well as with the CEO. The Nominating and Governance Committee is responsible for determining the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. This assessment should include issues of diversity, age and skills, all in the context of an assessment of the perceived needs of the Board at the time. An invitation to join the Board should be extended by the Chairman of the Nominating and Governance Committee, the Chairman of the Board and the CEO of the Company. The Nominating and Governance Committee will maintain an orientation program for new Directors.


M.   FORMER CEO'S BOARD MEMBERSHIP:

     It is expected that when the CEO resigns from that position, he/she will offer his/her resignation from the Board at the same time unless he is at the time founder of the company and the company seeks out the experience and leadership of the CEO and values his professional guidance for directing the needs of the company for the future.


N.   DIRECTORS WHO CHANGE THEIR PRESENT JOB RESPONSIBILITY:

     When considering Board membership, the Directors take into consideration careers, jobs, experience and the appropriateness of what that Board member can contribute to UBC. However, when a Director changes their career, job and/or responsibilities, to vary from which they held when elected to the Board, the Board may consider recommending that such Director resign from the Board. This should be reviewed by the Nominating and Governance Committee, and the Director will be given an opportunity to submit his/her application showing continued appropriateness of Board membership, under these circumstances.


O.   TERM LIMITS:

     The Board does not believe it should establish term limits. While term limits could help ensure that there are new ideas and viewpoints available to the Board, they hold the disadvantage of losing the contribution of Directors who have been able to develop, over a period of time, the experience and necessary insight into the company and its operations and, therefore, provide the necessary contribution to

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     the Board as a whole. As an alternative to term limits, the
     Nominating and Governance Committee, in consultation with the CEO and the Chairman of the Board, will review each Director's continuation on the Board as a regular part of the nominating process, which will occur annually. This will also allow each Director the opportunity to conveniently confirm his/her desire to continue as a member of the Board.

P.   ASSESSING THE BOARD'S PERFORMANCE:

     The Nominating and Governance Committee is responsible to give annually to the Board an assessment of the Board's performance. This will be discussed with the full Board. This should be done following the end of each fiscal year. This assessment should be of the Board's contribution as a whole and specifically review areas in which the Board and/or management believes a better contribution could be made. Its purpose is to increase the effectiveness and leadership role of the Board, not to target individual Board members.

Q.   EVALUATION OF THE CEO:

     All outside Directors (not employed by the company) will have an opportunity to participate in the annual evaluation of the CEO, led by the Compensation Committee. The evaluation is to be communicated in writing to the CEO by the Chairman of the Compensation Committee. The format of the evaluation should be based on objective criteria including: performance of the business, accomplishment of long-term strategic objectives and goals, development of management team, and the contributions made to employees, as well as customers, and their commitment as a leader in the telecommunications industry, etc. The evaluation will be used by the Compensation Committee in the course of its deliberations when considering the compensation of the CEO.

R.   SUCCESSION PLANNING:

     There should be an annual report by the CEO to the Compensation Committee on succession planning. There should also be available, on a continuing basis, the CEO's recommendation as to his/her successor should he/she be unexpectedly disabled. The Board should be advised of the succession plans approved by the Compensation Committee each year.

S.   BOARD INTERACTION WITH INVESTORS, THE PRESS, CUSTOMERS, ETC.

     The Board expects management to be qualified to represent UBC's
     interests in responding to press, investors and customers.   It is
     in that context that the Board takes the position that no outside Director should respond to media inquiries regarding UBC unilaterally. If, however, such inquiries occur, these are to be referred to the CEO for appropriate delegation and response, if
     needed.   While individual Board members may, from time to time
     meet, or otherwise communicate with various constituencies that are involved with UBC, it is expected that Board members should do this with the prior knowledge of the management and, in most instances, at the request of the CEO.

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                           BOARD OF DIRECTORS

                     V- 1.  AUDIT COMMITTEE CHARTER



The Audit Committee shall monitor the soundness of the Corporation's internal financial and ethical controls, the integrity of its financial reporting, and the soundness of its environmental compliance programs. Among its duties, the committee will:

          a. Review with management the adequacy of the Corporation's systems of internal control to provide reasonable assurance that assets are safeguarded, prescribed policies and procedures to be followed and review transactions that are properly recorded and reported;

          b. Recommend to the Board of Directors the appointment of independent auditors, giving consideration to independence, effectiveness and cost;

          c. Review independent auditors fees and planned scope of the annual examination of financial statements;

          d. Review with management and independent auditors, the Auditor's Report on the Corporation's annual financial statements;

          e. Review the results of each external audit, any related management letter and management response; review internal audit reports and any management response and determine whether revisions to corporate policy or procedures are necessary;

          f. Review the internal audit organization and annual audit plan if applicable;

          g. Review, if applicable, significant internal audit findings, recommendations and actions taken by management;

          h. Review changes in auditing and accounting principles significantly affecting the Corporation;

          i. Oversee the Corporation's policies and procedures regarding compliance with the law and with significant corporate policies, including ethical codes of conduct;

          j. Monitor the status of the Corporation's environmental compliance programs;

          k. Review the non-audit services provided by the independent auditors; and

          l. Meet privately with the independent auditors, the Internal Auditor, if applicable, or any employee of the Corporation, as deemed necessary.

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                           BOARD OF DIRECTORS

                  V- 2.  COMPENSATION COMMITTEE CHARTER



The Compensation Committee oversees the compensation-related policies and programs involving the Corporation's executive management, the Corporation's executive management structure and the level of compensation and benefits of officers and key employees. Among its duties, the committee will:


          a.   Review and approve remuneration of elected officers;

          b. Review performance of senior executives including the Chairman and CEO;

          c. Review and approve the adoption and amendment of senior executive compensation programs including post-employment executive programs, except as otherwise expressly reserved to the Board;

          d. Administer stock purchase plans, stock option plans, long-term incentive plans, senior executive variable compensation plans and other stock based and/or executive incentive compensation programs;

          e. Review and approve changes to the Corporation's pension, welfare and employee benefit plans as delegated by the Board from time to time;

          f. Review and recommend the adoption of Director compensation programs;

          g.   Review significant organization changes;

          h.   Review succession plans for senior executives;

          i. Review information to determine norms within the industry and other comparable businesses: and

          j. Monitor the Corporation's diversity plans, programs and status.



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                              BOARD OF DIRECTORS

                    V- 3.  FINANCE COMMITTEE CHARTER


The Finance Committee shall review the Corporation's financial affairs and make such recommendations to the Board of Directors pertaining thereto as the committee may consider in the best interests of the Corporation. Among its duties, the committee will:

          a. Review the Corporation's capital structure, financial arrangements, capital spending and acquisition and disposition plans;

          b. Review the current and anticipated financial requirements related to the Corporation's annual and long-range plans;

          c. Consider, and make recommendations to the Board of Directors with respect to financial policies of the Corporation;

          d.   Review  the annual budget for corporation contributions;

          e. Review capital structure of the Corporation, including stock issuance, stock repurchase and dividends; and

          f.   Review the Corporation's risk management program.

In addition, the committee shall also exercise all of the powers and responsibilities of the Board of Directors with respect to the prudent management and investment of funds of all of the pension, savings and welfare plans sponsored by the Corporation or any of its subsidiaries except with respect to those matters which by the terms of such plans or their related trusts have been reserved to the Board of Directors.

The Finance Committee shall have the power to delegate any and all of the foregoing powers and responsibilities to the Pension Investment Review Committee, except for the following:

          a.   Review and approve investment program policy;

          b.   Review and approve funding program policy;

          c.   Review the performance of the plan investment programs;

          d.   Determine the size and membership of the Pension
               Investment Review Committee;

          e. Provide periodic reports to the Board of Directors including an annual report on the status of the investment programs; and

          f.   Review the performance of the Pension Investment Review
               Committee.

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                           BOARD OF DIRECTORS

           V - 4.  NOMINATING AND GOVERNANCE COMMITTEE CHARTER



The primary role of the Nominating and Governance Committee is to recommend Board nominees to the shareholders for election and to review and recommend positions on corporate governance.

Basic duties and responsibilities include:

          a. Recommend any increase or decrease in the number of Directors of the Corporation;

          b.   Develop criteria for selection of Director candidates;

          c. Recommend a slate of nominees to be elected by the shareholders and nominees to be elected by the Board to fill vacancies;

          d. Review annually the independence of the outside Directors and, in consultation with the Chairman and CEO, the continuation of each Director being considered for re-election;

          e. Review and recommend assignments of Board members to the various Board Committees;

          f. Provide to the Board, after each year-end, an assessment of the Board's performance;

          g.   Oversee orientation of new Directors;

          h. Review the appropriateness of the Board member's continued service on the Board when the member changes job responsibilities;

          i.   Oversee public affairs of the Corporation;

          j. Evaluate Director Emeritus status and recommend any change thereto;

          k. Annually focus attention on matters of corporate governance; and

          l. Ensure development of an appropriate crisis management program to deal with extraordinary events such as interim management in case of unexpected absence of the CEO, response to terrorist activity or other catastrophic events.

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                           BOARD OF DIRECTORS

                   V - 5.  EXECUTIVE COMMITTEE CHARTER



The primary role of the Executive Committee is to meet periodically and to be on call by the CEO and the Chairman of the Board to discuss sensitive and proprietary information of the company as the need arises.

Basic duties and responsibilities include:

          a. Recommend course of conduct in case of matters dealing with hiring and firing of personnel;

          b. Litigation and compliance matters that are to be overseen, and the appropriateness of the Board's action or non-action involving lawsuits and governmental regulation compliance. If recommendations of settlement were submitted, the Executive Committee would review the alternatives and the cost benefit factors to further pursue litigation;

          c. In matters regarding Mandatory Arbitration policy, this Committee shall recommend and review the appropriateness of the company's policy;

          d. To oversee discrimination and sexual harassment issues regarding the company;

          e. Develop and recommend criteria for legal compliance in adhering to safety and public utility governance rules;

          f. Oversee and review Federal Security Regulations and Rules for a listed company; and

          g. If the situation arises, review the recommendation and process for the removal of a Director.



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                           BOARD OF DIRECTORS

                      VI.  NEW DIRECTOR ORIENTATION



Welcome Letter
--------------

     * The attached cover letter will be sent from the Chairman/CEO prior to the first Board meeting.


Single Day Orientation
----------------------

     * Orientation will take place in Irvine, California, at a time convenient to the new Director. The Chairman/CEO will call the new Director to set a date.

     * Once the Director orientation is scheduled, a biography of the new Director will be sent to the company officers participating in orientation and vice versa.

     *    The schedule of meetings will be as follows:

          Management Staff              Topic
          ----------------              -----

          Chairman/CEO                  Overall strategy and corporate
                                        issues

          Chief Financial Officer       Financial statements and issues

          Business Unit Supervisors     Business reviews

          General Counsel               Legal orientation/
                                        responsibilities of Directors;
                                        corporate governance, practical
                                        advice regarding Board matters,
                                        including roles of committees,
                                        travel coordination, mailing of
                                        materials, etc.

Follow-Up
---------

     * The Chairman/CEO will call the Director following the visit for his/her evaluation of the trip.

     * A follow-up meeting with the CEO will be scheduled approximately six months after the new Director joins the Board and orientation is complete.

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                           BOARD OF DIRECTORS

                 VII.  SAMPLE INVITATION TO NEW DIRECTOR


RE:  BOARD MEETING OF THE DIRECTORS OF UBC, INC.
     -------------------------------------------

Dear _______,


We are looking forward to your attending the next meeting of the UBC Board of Directors, which will be held on _________ at ______________
(location).    The meeting will end at ______ , at which time lunch will
be served.

The first agenda item will be your selection to the Board and appointment
as a member of the _____________Committee(s).    We are planning for you
to attend the __________ Committee meeting as our guest at _________ at _________ p.m., prior to our Board meeting.

Certain general matters relating to your election are outlined below:

1.   Meeting:
     --------

     Agenda and schedule for the year, including date, location, and time (long-distance telephone communication access available during Board meeting, for those not able to personally attend)

2.   Fees:
     -----

     $1,500 Compensation Allowance is paid to each Director per meeting attended; and Stock Award available upon acceptance of Board member, to be discussed further at Orientation.

3.   Orientation:
     ------------

     We provide all new Directors with an orientation program, consisting of a series of meetings at our corporate headquarters in Irvine, California, with the Senior Staff Officers of UBC. (I will be contacting you to schedule a mutually agreeable day and time for a meet-and-confer.)

     Also enclosed, please find:

       * By-Laws and Restated Certificate of Incorporation
       * Board Governance Guidelines
       * Information on UBC

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                           BOARD OF DIRECTORS

             VIII.  EXPECTATIONS OF A COMMITTED BOARD MEMBER





          a. Evaluate performance of CEO annually in meetings of independent Directors;

          b.   Link the CEO's pay to specific performance goals;

          c. Review and approve long-range strategy and one-year operating plans;

          d.   Assess the performance of the Board and individual
               Directors annually under the leadership of the Governance Committee;

          e.   Pay retainer fees to Directors in company stock;

          f. Require each Director to own a significant amount of Corporate stock;

          g.   Have no more than two or three inside Directors;

          h. Require Directors to retire if it is determined that one is mentally or physically unable to continue to serve competently;

          i.   Place the entire Board up for election every year; and

          j. Place limits on the number of other Boards of Directors of other entities on which its Directors can serve.





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